FIRST ADVANTAGE CORPORATION
                         805 Executive Center Drive West
                                    Suite 300
                          St. Petersburg, Florida 33702

                                  July 22, 2003





VIA EDGAR


Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, DC 20549-0405

         Re:   First Advantage Corporation
               Withdrawal of Registration Statement on Form 8-A
               File No. 001-31666
               Filed April 11, 2003

Dear Ladies and Gentlemen:

         First Advantage Corporation ("First Advantage") hereby requests the withdrawal of the above referenced registration statement, which was erroneously filed under section 12(b) rather than section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). First Advantage filed a corrected registration statement under section 12(g) of the Exchange Act on May 12, 2003 (file number 000-50285).

         Please feel free to contact our counsel, Neil W. Rust of White & Case LLP at (213) 620-7748 if you have any questions concerning this request.



                               Sincerely,

                               FIRST ADVANTAGE CORPORATION



                               By:      /s/ Kenneth D. DeGiorgio
                                  ----------------------------------------------
                                  Kenneth D. DeGiorgio, Executive Vice President